Exhibit 10.6

Multi Packaging Solutions

2014/2015

Manager Incentive Plan

Design

The objective of the plan is to reward both strong personal performance and improved financial performance. The financial components are focused on improving the quantity and quality of earnings.

This plan will be applicable to all managers that are eligible for a bonus.

Components

The Incentive components are:

Individual Performance:	20%
EBITDA Performance:	60%
Leading Sustainable Growth:	20%

Individual Performance

Awards for individual performance will be based on the achievement of annual goals and objectives, based on the guideline of 100% of the target amount for an effective performance in terms of both effort and achievement of goals, and taking into account unexpected circumstances during the year, using the following guideline:

INDIVIDUAL PERFORMANCE LEVEL	RATING	PAYOUT AS A % OF TARGET
Truly outstanding performance	5	120%
Exceeded most objectives	4	110%
Exceeded some objectives	3.5	105%
Met all objectives	3	100%
Met most objectives	2.5	80%
Met some objectives	2	50%
Met few or no objectives	1	0%

EBITDA Growth and Quality

This element of the plan rewards both improvements in the value of EBITDA and improvements in the quality of EBITDA (measured as a percentage of EBITDA: Sales).

EBITDA will be calculated before Special Items and based on US GAAP. Special Items include goodwill impairments, gains or losses on the extinguishment of debt, gains or losses on divestitures, restructuring expenses, asset impairments and other exit costs. All financials for the 2014 and 2015 accounting years will be translated into a common currency at constant exchange rates for both periods to eliminate the impact of any rate movements between the years. In addition, the EBITDA achievement will be adjusted downwards for any unbudgeted non-operating expenses, unless an agreement was reached with the CEO to waive the adjustment related to the project.

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The financial performance targets and payouts based on certain levels of attainment are as follows:

EBITDA for Incentive Plan purposes will be determined following the annual audit of the Company’s accounts. The final calculation may be adjusted without limit for profits/losses of an exceptional nature where inclusion would significantly distort the true trading performance of the relevant business unit (e.g. exceptional profit/losses on asset sales, insurance gains/losses). Such adjustments are at the sole discretion of, and ultimate approval of the calculations rests with the CEO. [To ensure affordability the payout for this element will be limited to a maximum 20% of the overall EBITDA improvement achieved]. Part year acquisitions / disposals will be included using reasonable benchmark performance as determined by the CEO.

Leading Sustainable Growth

Measures for the final component will include a review with your manager on the behaviours demonstrated both individually and by your team against the MPS Corporate Values (when completed, in the interim this will be measured against MPS Core processes and the Chesapeake Way).

Administration

Awards will be paid after the Company’s financial and quality performance for 2014/2015 has been verified. Payment of any award is contingent upon the participant remaining an active employee up to the payment date of the award. Eligible employees commencing employment part way through the year will be entitled to a time proportionally reduced incentive bonus.

Main Business unit definition

The main business unit is deemed to be the relevant entity for the calculation of EBITDA performance. If you are unsure which the relevant business unit is for you – then please discuss with your manager. In case of a dispute on the relevant business unit, the ultimate decision will be with the CEO.

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